Exhibit 99.1

Nasdaq: AAII

Contact:
Hulus Alpay
Makovsky & Company Inc.
212.508.9641

aaiPharma Announces Management Changes

Ludo Reynders, Ph.D. named President and CEO; director James G. Martin, Ph.D.
appointed Non-executive Chairman

Wilmington, N.C., September 28, 2004 — aaiPharma Inc. (NASDAQ: AAII) today announced that Ludo Reynders, Ph.D. has joined the company as President and Chief Executive Officer, replacing Fred Sancilio, Ph.D., effective immediately.

Dr. Reynders, 50, spent 15 years with Quintiles Transnational Corporation, most recently as Managing Director of PharmaBio Development. Prior to that, he served as Chief Executive Officer of Quintiles Development Services where he grew and managed the company’s global CRO (Clinical Research Organization) business. During his tenure in this position, he orchestrated a series of groundbreaking transactions that positioned the company as the industry leader. These transactions also provided the foundation for substantial long-term relationships with a number of the world’s leading pharmaceutical companies. Additionally, Dr. Reynders has held several positions with Bristol-Myers Co., was awarded a Ph.D. from the University of Louvain, Belgium and also holds an M.S. from the same university.

“I am pleased to join a company that possesses such considerable potential, particularly given the strength of its technology, knowledge base, and customer facing culture,” said Dr. Reynders. “I am committed to bringing these attributes to bear as we move forward.”

The Company also announced that James G. Martin, Ph.D., a member of the Board of Directors, will serve as non-executive Chairman effective immediately. Dr. Martin, 68, joined aaiPharma’s Board of Directors in 1999 and has served since 1995 as Corporate Vice President and since 1993 as Chairman of the Research Development Board of Carolinas HealthCare System, a regional healthcare system. Dr. Martin was Governor of the State of North Carolina from 1984 to 1992, and prior to that he was a member of the U.S. House of Representatives. He also serves as a director of Duke Energy Corporation, Palomar Medical Technologies, Inc., and Family Dollar Stores, Inc. Dr. Martin received his Bachelor of

Science Degree from Davidson and earned his Doctorate in Chemistry from Princeton University.

With the arrival of the new management team, Fred Sancilio, Ph.D. will retire after twenty five years of dedicated service with the Company, turning over his responsibilities as Chairman, President, Chief Executive Officer, as well as Chief Scientific Officer. However, Dr. Sancilio will continue to serve as a non-executive member of the Company’s Board of Directors. “On behalf of my aaiPharma colleagues, I thank Dr. Sancilio for his vision and leadership over the years and wish him well,” said Dr. Reynders.

About aaiPharma

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 24 years of drug development expertise, the Company is focused on developing and marketing branded medicines in its targeted therapeutic areas. aaiPharma’s development efforts are focused on developing improved medicines from established molecules through its research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma’s website at www.aaipharma.com.

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